Exhibit 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS

For Immediate Release

Nanosphere Announces First Quarter 2012 Results

NORTHBROOK, Ill., May 1, 2012 – Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the first quarter ended March 31, 2012.

Revenues for the first quarter 2012 were $1.3 million compared to $0.6 million for the same period 2011. Higher revenue in the first quarter 2012 was attributable to new customer placements and increased shipments of respiratory virus cartridges.

“Our business has achieved an inflection point with new customer placements that will drive significant revenue growth in 2012,” commented William Moffitt, Nanosphere’s president and chief executive officer. “We are excited about the progress we are making to expand our test menu that will accelerate our growth over the coming quarters.”

Costs and operating expenses decreased from $9.5 million in the first quarter of 2011 to $9.4 million in the first quarter of 2012, driven by reductions in stock compensation and administrative expenses, offset partially by volume driven increases to cost of sales.

Net loss for the first quarter of 2012 was $8.1 million as compared with $8.9 million for the same period in 2011.

Cash flow from operating activities in the first quarter of 2012 was negative $7.5 million as compared to negative $9.6 million in first quarter of 2011. Cash and equivalents at March 31, 2012 were $31.8 million.

Conference Call Details

The company will hold a live conference call and webcast for investors on Tuesday, May 1, 2012 at 10:00 A.M., Eastern Time. The teleconference can be accessed by dialing 888-713-4216 (U.S./Canada) or 617-213-4868 (international), participant code 20069766. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through May 8, 2012 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 83184684, or on the company’s website.

About Nanosphere, Inc.

Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for detection of life threatening infections and cardiovascular diseases. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors:

Nanosphere, Inc.

Roger Moody, 847-400-9021

Chief Financial Officer

rmoody@nanosphere.us

or

Media

The Torrenzano Group

Ed Orgon, 212-681-1700

ed@torrenzano.com

Nanosphere, Inc.

Statements of Operations

(dollars and shares in thousands except per share data)

(Unaudited)

	Three Month Periods Ended March 31,
	2012	2011
REVENUE:
Grant and contract revenue	$13	$54
Product sales	1,286	586

Total revenue	1,299	640
COSTS AND EXPENSES:
Cost of sales	913	491
Research and development	4,435	4,695
Sales, general, and administrative	4,025	4,350

Total costs and expenses	9,373	9,536

Loss from operations	(8,074)	(8,896)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(1)	(4)
Interest expense	—	—
Interest income	14	11

Total other income (expense)	13	7

NET LOSS	$(8,061)	$(8,889)

Net loss per common share — basic and diluted	$(0.18)	$(0.32)
Weighted average number of common shares outstanding — basic and diluted	43,716	27,759

Nanosphere, Inc.

Condensed Balance Sheets

(dollars in thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$31,763	$39,273
Other current assets	5,044	3,434

Total current assets	36,807	42,707
Net property and equipment	3,753	4,522
Intangible assets—net of accumulated amortization	2,977	3,033
Other assets	75	75

Total assets	$43,612	$50,337

Total liabilities	$5,436	$4,728
Total stockholders’ equity	38,176	45,609

Total liabilities and stockholders’ equity	$43,612	$50,337